                                                                    EXHIBIT 11.1

ACT MANUFACTURING, INC.


Computation of Net Income (Loss) Per Common Share

Twelve Months Ended December 31, 1998 and 1997
(in thousands except per share data)
(unaudited)


                                                                Twelve Months Ended
                                                               ----------------------
                                                               1998             1997
                                                               ----             ----
BASIC NET INCOME (LOSS) PER COMMON SHARE
  Net income (loss) as reported ...........................    $1,282           $(4,008)
  Weighted average number of common shares outstanding:
    Common Stock ..........................................     9,063             8,952
                                                              --------          --------

    Basic net income (loss) per common share ..............    $  .14           $  (.45)
                                                              ========          ========
DILUTED NET INCOME (LOSS) PER COMMON SHARE:
  Net income (loss) as reported ...........................    $1,282           $(4,008)
  Weighted average number of common shares outstanding:
    Common Stock ..........................................     9,063             8,952
    Effect of stock options ...............................       136                 -
                                                              --------          --------
        Total .............................................     9,199             8,952
                                                              --------          --------
    Diluted net income (loss) per common share ............    $  .14            $ (.45)
                                                              ========          ========
